Exhibit 99.1

News Release

Wabtec Reports 3Q EPS Of 68 Cents, And Increases 2008 EPS Guidance To $2.66-$2.70

WILMERDING, PA, October 22, 2008 – Wabtec Corporation (NYSE: WAB) today reported its 2008 third quarter results, including the following highlights:

•	Third quarter sales increased 12 percent compared to the year-ago quarter to a record $396 million.

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Income from operations increased 15 percent to $52.5 million, or 13.2 percent of sales, compared to $45.8 million, or 12.9 percent of sales, in the year-ago quarter due to benefits from the Wabtec Performance System and operating leverage from higher sales.

•	Earnings per diluted share were 68 cents, 24 percent higher than the year-ago quarter.

•	Cash from operations was $47 million, or 11.9 percent of sales.

•	For the nine months ended Sept. 30, 2008, earnings per diluted share increased 23 percent and income from operations was 13.9 percent of sales compared to 13.5 percent in the prior-year period.

Based on its third quarter results and outlook for the rest of the year, Wabtec increased its 2008 guidance for sales growth to between 13-15 percent and earnings per diluted share to $2.66-$2.70.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “The company continued its strong performance in the third quarter, with solid sales and earnings growth, and good cash from operations. Our Transit Group posted impressive growth in the quarter, and our Freight Group maintained its performance at a high level. Although it’s prudent to be cautious in light of uncertain economic and financial conditions around the world, we’re confident in our prospects for the rest of this year and beyond. Our diversified business model is serving the company well, and we are continuing to execute our long-term growth strategies: global and market expansion, new products and technologies, aftermarket expansion, and acquisitions. Recent examples include our agreement to acquire Standard Car Truck, and our ongoing development of new technologies such as positive train control and electronically controlled pneumatic braking, which are gaining acceptance in the rail industry.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the freight rail and passenger transit industry.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2008	Third Quarter 2007	For the Nine Months 2008	For the Nine Months 2007
Net sales	$396,017	$354,834	$1,169,538	$994,820
Cost of sales	(288,343)	(259,117)	(848,148)	(721,687)

Gross profit	107,674	95,717	321,390	273,133
Gross profit as a % of Net Sales	27.2%	27.0%	27.5%	27.5%

Selling, general and administrative expenses	(43,841)	(39,679)	(126,322)	(109,539)
Engineering expenses	(9,713)	(9,237)	(29,325)	(27,079)
Amortization expense	(1,666)	(1,009)	(3,481)	(2,542)

Total operating expenses	(55,220)	(49,925)	(159,128)	(139,160)
Operating expenses as a % of Net Sales	13.9%	14.1%	13.6%	14.0%

Income from operations	52,454	45,792	162,262	133,973
Income from operations as a % of Net Sales	13.2%	12.9%	13.9%	13.5%

Interest (expense) income, net	(1,943)	(1,437)	(4,717)	(2,906)
Other (expense) income, net	(100)	(927)	(1,179)	(3,373)

Income from continuing operations before income taxes	50,411	43,428	156,366	127,694

Income tax expense	(17,241)	(16,668)	(56,921)	(47,255)

Effective tax rate	34.2%	38.4%	36.4%	37.0%

Income from continuing operations	33,170	26,760	99,445	80,439

Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	482	(3)	455

Net income	$33,170	$27,242	$99,442	$80,894

Earnings Per Common Share
Basic
Income from continuing operations	$0.69	$0.55	$2.06	$1.66
Income from discontinued operations	—	0.01	—	0.01
Net income	$0.69	$0.56	$2.06	$1.67

Diluted
Income from continuing operations	$0.68	$0.54	$2.03	$1.64
Income from discontinued operations	—	0.01	—	0.01
Net income	$0.68	$0.55	$2.03	$1.65

Weighted average shares outstanding
Basic	48,161	48,736	48,269	48,488

Diluted	48,827	49,381	48,918	49,100

Sales by Segment
Freight Group	$183,276	$182,698	$574,673	$548,351
Transit Group	212,741	172,136	594,865	446,469

Total	$396,017	$354,834	$1,169,538	$994,820